GENERAL RELEASE AND SETTLEMENT AGREEMENT

This General Release and Settlement Agreement (“Agreement”) is entered into by Peter Wilson (“Employee”) and Continental Casualty Company in order to resolve all matters between Employee and Continental Casualty Company relating to Employee's employment. For purposes of this Agreement, Continental Casualty Company includes its past and present parents, subsidiaries, and affiliated companies; their respective predecessors, successors, and assigns; and their respective past and present shareholders, directors, trustees, officers, employees, agents, attorneys, benefit plans, and insurers (collectively, the “Company”). Employee is advised to consult an attorney before signing this Agreement. Reference is made to the terms and provisions of the November 15, 2011 letter to Employee from the Company (“November 2011 Letter”) and the February 5, 2001 Special Retirement Deferral Agreement between Employee and the Company (“February 2001 Agreement”). To the extent any provision in this Agreement is in conflict with the either the November 2011 Letter or the February 2001 Agreement, the provisions of this Agreement shall control, including with respect to any applicable covenants.

1.    Termination of Employment. Employee's employment with the Company will end at close of business on December 31, 2012 (“Termination Date”).

2.    Severance Payment. Within twenty (20) days after the Company receives this signed Agreement or within twenty (20) days after Employee's Termination Date, whichever occurs later, the Company will pay Employee 52 weeks of severance pay (the "Severance Period"), which equals $700,000.00. In addition, Company will pay Employee an additional $875,000.00 which represents an annual AIB payment at target. These two amounts equal a total severance payment of $1,575,000.00 (the “Severance Payment”). All payments will have deductions taken for all applicable federal, state, and local withholdings.

3.    Settlement Payment. Employee will receive additional payments as settlement pay (“Settlement Payment”) as follows: (i) Employee shall receive a pro-rata share of LTI payment for the 2010-2012, 2011-2013 and 2012-2014 payment cycles in accordance with the terms of the CNA Financial Corporation Incentive Compensation Plan (as amended and restated effective as of January 1, 2010). These payments will be made to Employee at such time as these plan payments are made to active plan participants, typically no later than 2 ½ months following the end of each performance cycle, and will be based on actual Company performance; (ii) Company will pay Employee $121,800.00 which represents the estimated “in-the-money” value of Employee's unexercised (90,000) options/SARs. This payment will be made at the same time the Severance Payment under paragraph 2 of this Agreement is paid, and (iii) Company will pay Employee an additional $875,000.00 which represents Employee's 2012 AIB payment at target. This payment will be made at the same time the Severance Payment under paragraph 2 of this Agreement is paid. All payments will have deductions taken for all applicable federal, state, and local withholdings.

4.    Special Retirement Deferral Agreement. Company will pay Employee the amount accrued under the February 2001 Agreement dated February 5, 2001 and subsequently amended December 15, 2008. Payment under the February 2001 Agreement will be made in accordance with

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the terms of the February 2001 Agreement. All payments will have deductions taken for all applicable federal, state and local withholdings.

5.    Continued Insurance Benefits. The Company will provide Employee continued coverage under the Company's Employee Health Plan, including dental and vision coverage, AD&D Plan, and Contributory Life and Dependent Life Insurance Plans at the employee rate through the 52 week Severance Period if: (a) Employee was enrolled in that particular coverage on the Termination Date; (b) Employee elects to receive that continued coverage; and (c) Employee makes timely payment of the employee-rate contribution premiums for each of the coverages Employee elects. Employee's separate eligibility for continuation of health insurance as provided by the federal law known as COBRA begins to run at the termination date.

6.     Internal Revenue Code Section 409 A It is the understanding and intention of the Company that the payments to be paid to you pursuant to this Agreement are exempt from the rules applicable to deferred compensation under Section 409A of the Internal Revenue Code as short-term deferrals, and to the maximum extent possible this Agreement shall be interpreted and administered in accordance with that understanding, or in accordance with Section 409A to the extent it is determined that any such payment is subject to Section 409A.

7.     Release. The agreement by the Company to remit the payments and benefits described in paragraphs 2, 3 and 5 of this Agreement is conditioned upon Employee's acceptance of this Agreement and release of legal rights.

8.    No Admission of Wrongdoing. This Agreement is not an admission that the Company has any liability to Employee, or of any wrongdoing by the Company. The Company denies any liability of any kind to Employee.

9.    Waiver and Release of All Claims. As consideration for all payments and benefits specifically provided for herein, Employee agrees to waive and release all legal claims that Employee may have against the Company except as specifically state below. This means that Employee gives up all legal rights to recover any additional amounts or obtain any additional relief from the Company. The additional amounts referred to in this paragraph include, but are not limited to, salary, bonus, or other compensation other than the amount specified in this Agreement. By signing this Agreement, Employee is giving up all claims Employee may have on the date Employee signs this Agreement, whether or not Employee knows about those claims. The claims Employee is giving up include all claims based upon Employee's employment with the Company or the termination of Employee's employment; all claims based upon any contract or agreement between Employee and the Company; all claims under the Age Discrimination in Employment Act; and all claims based upon any other federal, state or local law.

Nothing in this Agreement prohibits Employee from filing a charge with the Equal Employment Opportunity Commission ("EEOC") or participating in any EEOC investigation. However, Employee agrees not to accept any relief that might be awarded to Employee. If relief is nonetheless awarded, Employee agrees that Company may be entitled to recover an amount equal to

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the amount payable under paragraphs 2 and 3 of this Agreement from any money awarded to Employee.

10.    Agreement Not to Sue. Employee agrees not to sue the Company in any court with respect to any of the claims released in this Agreement except as specifically stated in this Agreement. If Employee, or anyone on Employee's behalf, files a lawsuit against the Company with respect to any of the claims released in this Agreement, Employee shall be required to repay the amount paid to Employee under paragraphs 2 and 3 of this Agreement and shall be liable for the payment of all costs and attorneys' fees paid by the Company in connection with such a lawsuit. This Agreement not to sue does not prohibit Employee from bringing a lawsuit to challenge the enforceability of this Agreement as it relates to age discrimination claims. Employee will not be required to repay the amount paid to Employee under paragraphs 2 and 3 of this Agreement in order to challenge the validity or enforceability of this Agreement under the Age Discrimination in Employment Act, and will not be liable for the payment of costs and fees paid by the Company in connection with such a challenge. This does not mean that Employee retains the right to obtain relief for age discrimination after signing this Agreement. After signing this Agreement, Employee may obtain relief for age discrimination only if Employee obtains a court order stating that this Agreement is not enforceable.

11.    Effect on Other Claims. This Agreement does not apply to claims based upon conduct or injuries that occur after the date this Agreement is signed. It also does not apply to or affect (a) any insurance claims or workers' compensation claims filed before the date of this Agreement; (b) Employee's right to retirement benefits, including Employee's right to payments under CNA S-CAP, SES-CAP, CNA Retirement Plan or CNA SERP; or (c) any state unemployment compensation benefits to which Employee may be entitled as a result of the termination of Employee's employment with the Company.

12.    Confidentiality.

a.    Employee agrees that while he is employed by the Company, and at all times thereafter, Employee shall not reveal or utilize information, knowledge or data which is confidential as defined in this Agreement and learned during the course of or as a result of his employment which relates to: (a) the Company and/or any other business or entity in which the Company during the course of Employee's employment has directly or indirectly held a greater than 10% equity interest whether voting or non-voting; and (b) the Company's customers, employee, agents, brokers and vendors. The Employee acknowledges that all such confidential information is commercially valuable and is the property of the Company. Upon Employee's termination of his employment, Employee shall return all confidential information and any copies thereof to the Company, whether it exists in written, electronic, computerized or other form.

b.    For purposes of this Agreement “confidential information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business operations, performance and other information of the Company or other entities as described

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in (a) above. Such information may without limitation include information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

c.    Employee agrees to be bound by the Company's Confidentiality, Computer Responsibility and Professional Certification Agreement, a copy of which Employee acknowledges having previously received.

d.    Employee shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company for any reason, immediately return and surrender to the Company all originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Employee as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Employee shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Employee acknowledges that all such materials are, and will remain, the exclusive property of the Company.

13.    Assistance with Claims. Employee agrees that, while he is employed by the Company, and for a reasonable period (not less than 60 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (“Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates. Employee agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to provide reasonable compensation, including reasonable attorney's fees, to Employee for such assistance provided during such period. Nothing in this paragraph is intended or shall be construed to prevent Employee from cooperating fully with any government investigation or review as required by applicable law or regulation.

14.    Agreement Not To Solicit Employees. Employee agrees that while he is employed by the Company, and for a period of 12 months following the Termination Date or any prior date on which his employment is terminated for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he assist any person or entity in soliciting for employment or consultation any person who is then, or who during the preceding one year was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof.

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15.    Agreement Not to Interfere with Business Relationships. Employee agrees that while he is employed by the Company, and for a period of 12 months following the Termination Date or any prior date on which his employment is terminated for any reason, he will not disturb or attempt to disturb any business relationship or agreement between either the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.

16.    Scope of Agreement.

a.    Employee acknowledges that: (a) as a senior executive of the Company he has and will have access to confidential information concerning not only the business segments for which he may have been responsible (an outline summary of which appears in the Company's reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission) but the entire range of businesses in which the Company was engaged; (b) that the business segments for which he may have been responsible and the Company's businesses are conducted nation-wide; and (c) that the Company's confidential information, if disclosed or utilized without its authorization would irreparably harm the Company in: (i) obtaining renewals of existing customers; (ii) selling new business; (iii) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (iv) other ways arising out of the conduct of the business in which the Company is engaged.

b.    To protect such information and such existing and prospective relationships, and for other significant business reasons, the Employee agrees that it is reasonable and necessary that: (a) the scope of this Agreement be national and international; (b) its breadth include the entire insurance industry; and (c) the duration of the restrictions upon the Employee be as indicated therein.

c.    The Employee acknowledges that the Company's customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the Company. The Employee agrees that neither any of the provisions in this Agreement nor the Company's enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the Company's legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. The Employee agrees that his actual or threatened beach of the paragraphs 12-16 of this Agreement would cause the Company irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. The Employee agrees that if bond is required in order for the Company to obtain such relief, such bond need only be in a nominal amount and that he shall reimburse the Company for all costs of any such suit, including the Company's reasonable attorneys' fees. The Employee consents to the filing of any such suit against him in state or federal courts located in Illinois or any state in which he resides. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Illinois and irrespective of rules regarding choice of law or conflicts of laws.

d.    For purposes of paragraphs 12-16, the “Company” shall include all subsidiaries and affiliates of the Company and CNAF, as well as the Company.

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17.    Effect of Paragraphs 12-16. Nothing in paragraphs 12-16 shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such paragraphs.

18.    Ownership of Claims. Employee states that he is not currently involved in a bankruptcy proceeding and that Employee has not given or transferred any claims Employee may have against the Company to any other person or entity.

19.    Consideration Period. Employee will have up to 21 days after receiving this Agreement to sign it and return it to Thomas Pontarelli. Employee will have up to seven days after signing this Agreement to change Employee's mind and revoke this Agreement. To revoke this Agreement, Employee must give written notice to Thomas Pontarelli at CNA so that it is received no later than the eighth day after Employee signs the Agreement. Should Employee sign Agreement no later than December 21, 2012 and not revoke, Company will pay Employee the amounts provided for in Paragraph 2 and Paragraph 3 (ii) and (iii) no later than December 31, 2012.

20.    Revision.    The parties hereto expressly agree that in the event that any of the provision, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Employee or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said paragraph, warranty or agreement pertains, the period of time in which said paragraph, warranty or agreement operates or the scope of activity to which said paragraph, warranty or agreement pertains or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

21.    Severability. Each of the terms and provisions of this Agreement is deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect. If a court or agency determines that any provision of this Agreement is invalid or unenforceable, the remaining provisions of this Agreement continue to be in effect.

22.    Entire Agreement. This Agreement is the entire agreement between Employee and the Company concerning the subjects contained in it, and supersedes all other agreements and understandings, whether oral or written, regarding those subjects. In signing this Agreement,
Employee has not relied on any promises or representations other than those set forth in this Agreement.

23. Choice of Law. The parties agree that Illinois law shall govern in the interpretation of this agreement, and that in the event of any suit or any other action arising out of or relating to this Agreement, the court shall apply the internal laws of the State of Illinois.

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24.     Modification Only By Written Agreement. This Agreement may not be changed in any way except in a written agreement signed by both Employee and an authorized representative of the Company.

25.    Knowing and Voluntary. Employee has carefully read and fully understands all of the provisions of this Agreement; knows and understands the rights Employee is giving up by signing this Agreement; and has entered into the Agreement knowingly and voluntarily.

PLEASE READ CAREFULLY

1.
THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT IS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS OF AGE DISCRIMINATION. IT DOES NOT WAIVE CLAIMS WHICH MAY ARISE AFTER THE DATE IT IS SIGNED OR CLAIMS SPECIFICALLY EXCLUDED.

2.	EMPLOYEE IS WAIVING CLAIMS IN EXCHANGE FOR MONEY AND/OR BENEFITS TO WHICH HE OR SHE IS NOT ALREADY ENTITLED;

3.	EMPLOYEE IS ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT;

4.	EMPLOYEE HAS 21 DAYS TO DECIDE WHETHER TO SIGN THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT; AND

5.
WITHIN SEVEN (7) DAYS AFTER SIGNING THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT, EMPLOYEE MAY CHANGE HIS OR HER MIND AND REVOKE THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT BY GIVING WRITTEN NOTICE TO THE COMPANY. THIS GENERAL RELEASE AND SETTLEMENT AGREEMENT SHALL NOT BECOME ENFORCEABLE UNTIL THIS SEVEN-DAY PERIOD HAS EXPIRED.

/s/ Peter W. Wilson	December 21, 2012
Employee	Date
/s/ Shelly S. Liapes	December 26, 2012
For Continental Casualty Company	Date

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